Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on this 20th day of October, 2016, between Anthony Cherbak (“Executive”) and Resources Connection, Inc. (the “Company”).

RECITALS

WHEREAS, Executive retired as the Company’s President and Chief Executive Officer effective October 7, 2016;

WHEREAS, the Company has continued to employ Executive, and desires to continue to employ Executive, and Executive desires to accept such continued employment, on the terms and conditions hereinafter set forth; and

WHEREAS, Executive was a party to an Employment Agreement with the Company dated as of April 23, 2013 (the “Prior Employment Agreement”) and this Agreement amends and restates the Prior Employment Agreement in its entirety effective as of October 7, 2016.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.            RETENTION

The Company does hereby hire, engage, and employ Executive during the Period of Employment (as defined in Section 3), and Executive does hereby accept and agree to such hiring, engagement, and employment, on the terms and conditions expressly set forth in this Agreement. Effective October 7, 2016, this Agreement supersedes and replaces, in its entirety, the Prior Employment Agreement.

2.            DUTIES

(a)            During the Period of Employment, Executive shall serve the Company as an executive advisor.  Executive agrees to serve in such position diligently, in accordance with the reasonable directors of the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer (the “CEO”), and in conformity with the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment.  Executive shall report to the CEO.

(b)            Executive agrees that he voluntarily retired, effective October 7, 2016, from each and every position and office that he held with the Company and each of its subsidiaries (other than as an employee of the Company and as a member of the Board) and that he currently hold no such position.

3.            PERIOD OF EMPLOYMENT

The “Period of Employment” shall be the period of time commencing October 7, 2016 and ending February 28, 2018 (or, if earlier, upon Executive’s death).

4.            COMPENSATION

(a)            BASE SALARY.  During the Period of Employment, the Company shall pay Executive, and Executive agrees to accept from the Company, in full payment for his services, a base salary at an annual rate of one hundred and fifty thousand dollars ($150,000) per year, payable in accordance with the Company’s general payroll practices in effect from time to time (but in no event less frequently than in monthly installments).  Executive shall not be entitled to any additional compensation for his service on the Board during the Period of Employment.  However, should the Period of Employment end and Executive continue on the Board, Executive shall be compensated as a non-employee director under the Company’s compensation policy for its non-employee directors, as such policy is in effect from time to time, for any period of such service on the Board after the Period of Employment.

(b)            INCENTIVE COMPENSATION.  Executive shall not be entitled to any equity awards, bonus, or other incentive compensation with respect to his service during the Period of Employment; provided that nothing in this Agreement changes the terms or conditions of any equity award granted by the Company to Executive prior to the Period of Employment.  As provided under the Prior Employment Agreement, upon (or as may be necessary to give effect to such acceleration, immediately prior to) a Change of Control event, as such term is defined in Section 7.3 of the Company’s 2004 Performance Incentive Plan, all of Executive’s then-outstanding and otherwise unvested outstanding equity awards shall be deemed immediately vested, notwithstanding any other provision of the applicable plans or award documentation to the contrary.

5.            BENEFITS

(a)            HEALTH AND WELFARE.  During the Period of Employment, Executive shall be entitled to participate in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally available to all other employees of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.

(b)            PERSONAL TIME OFF AND OTHER LEAVE.  Executive shall be entitled to such amounts of paid personal time off and other leave, as from time to time may be allowed to the Company’s employees generally.

(c)            BUSINESS EXPENSES. During the Period of Employment, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s business expense reimbursement policies as in effect from time to time.  At the latest, reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  The amount of expenses eligible for reimbursement during any taxable year of Executive shall not affect the expenses eligible for reimbursement in any other taxable year of Executive.

6.            TERMINATION OF EMPLOYMENT

(a)            Executive’s employment by the Company shall end effective at the end of the Period of Employment.  In connection with such termination of Executive’s employment, Executive (or, in the event of his death, his estate) shall be entitled to receive a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment, equal to the sum of Executive’s accrued but unpaid base salary from the Company as of the date of termination of Executive’s employment hereunder (including any accrued but unpaid personal time off).

(b)            The Company will pay or reimburse Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the end of the Period of Employment, to the extent that Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this paragraph  shall commence with continuation coverage for the month following the month in which the Period of Employment ends and shall cease with continuation coverage for the eighteenth (18th) month following the month in which the Period of Employment ends (or, if earlier, shall cease upon the first to occur of Executive’s death, the date Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to Executive).  To the extent Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.  The Company’s obligations pursuant to this Section 6(b) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.

(c)            Except as expressly provided in the Sections 6(a) and (b), Executive shall have no further rights to any compensation or other benefits under this Agreement after a termination of his employment at the end of the Period of Employment.

7.            RESTRICTIVE COVENANTS

Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(a)
During the Period of Employment, Executive will not, directly or indirectly, (i) engage in any business for Executive’s own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.  During the Period of Employment and for a period of one year thereafter (the “Restricted Period”), Executive will not, directly or indirectly, interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and clients, customers, suppliers, partners, members or investors of the Company or its affiliates.

(b)
Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

(c)
During the Restricted Period, Executive will not, directly or indirectly, (i) solicit or encourage any employee or consultant of the Company or its affiliates to leave the employment of the Company or its affiliates.

(d)
During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any clients or potential clients with the Company or its affiliates.

(e)
It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any arbitrator or court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.            CONFIDENTIALITY.

(a)            Executive will not at any time (whether during or after his employment with the Company), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant.

(b)            Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence.  Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

(c)            Executive executed a Confidentiality, Employee Inventions and Non-Solicitation Agreement dated July 11, 2005 (the “Confidentiality Agreement”).  Executive agrees that he has complied with the Confidentiality Agreement.  The Confidentiality Agreement continues in effect in accordance with its terms, as modified by Section 8(d) below.

(d)            Nothing in this Agreement or in the Confidentiality Agreement limits Executive’s right (i) to discuss the terms, wages, and working conditions of the Executive’s employment to the extent permitted and/or protected by applicable labor laws, (ii) to report confidential information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose confidential information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such confidential information, except pursuant to court order.  The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure.  In addition, Executive may truthfully respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.  In addition, nothing in this Agreement or in the Confidentiality Agreement shall limit or restrict in any way the Executive’s immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, which provides, in pertinent part, as follows:

“(b) Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing.

(1) Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

This Section 8(d) controls in the event of any inconsistency or conflict with any other provision of this Agreement or of the Confidentiality Agreement.

9.            SPECIFIC PERFORMANCE

Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10.            ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11.            GOVERNING LAW

This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

12.            ENTIRE AGREEMENT

This Agreement, together with the Confidentiality Agreement, embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement, together with the Confidentiality Agreement, supersedes all prior agreements of the parties hereto on the subject matter hereof.  Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and the Confidentiality Agreement and to the extent inconsistent herewith or therewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein or in the Confidentiality Agreement.  Notwithstanding the foregoing, this Agreement is not intended to modify or extinguish any rights or obligations contained in (i) any stock option, restricted stock or other equity or equity-based award agreement between Executive and the Company that was executed prior to the date hereof or (ii) any indemnification agreement between Executive and the Company prior to the date hereof.

13.            POST-TERMINATION COOPERATION

Executive agrees that following the termination of his employment for any reason, he shall reasonably cooperate at mutually convenient times in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment with the Company.  The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with such cooperation.  Executive shall be compensated for his time at a mutually agreed upon rate for any services other than the provision of information to the Company or its counsel and/or testifying as a witness, which he shall undertake without any compensation.

14.            MODIFICATIONS

This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

15.            WAIVER

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

16.            NUMBER AND GENDER

Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

17.            SECTION HEADINGS

The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

18.            ATTORNEYS’ FEES

Executive and the Company agree that in any action arising out of this Agreement, each side shall bear its own attorneys’ fees and costs incurred by it or him in connection with such action.

19.            SEVERABILITY

In the event that an arbitrator or court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect.  Furthermore, any order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

20.            NOTICES

All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(a)            if to the Company:

             Resources Connection, Inc.
             17101 Armstrong Avenue
             Irvine, California 92614
             Attn:  Chief Legal Officer

(b)            if to Executive, to Executive at Executive’s last address reflected in the Company’s payroll records.

Notice shall be effective when personally delivered, or five (5) business days after being so mailed.  Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 20 for the giving of notice.

21.            COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.            WITHHOLDING TAXES

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

23.            SECTION 409A

(a)            If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1, 409A-1(i) as of the date of Executive’s separation from service, Executive shall not be entitled to any payment or benefit pursuant to Section 6 until the earlier of (i) the date which is six (6) months after Executive’s separation from service for any reason other than death, or (ii) the date of Executive’s death.  The provision of this Section 23 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the U.S. Internal Revenue Code of 1986, as amended.  Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 23 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(b)            To the extent that any reimbursements pursuant to Section 5 are taxable to Executive, any reimbursement payment due to Executive pursuant to any such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expenses were incurred.  The reimbursements pursuant to Section 5 are not subject to liquidation or exchange for another benefits and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

(c)            This Agreement is intended to comply with, and avoid any tax, penalty or interest under Section 409A of the Code, and shall be construed and interpreted accordingly.  Except for the Company’s withholding right pursuant to Section 22, Executive shall be responsible for any and all taxes that may result from the compensation, payments and other benefits contemplated by this Agreement.

24.            LEGAL COUNSEL; MUTUAL DRAFTING

Each party recognizes that this is a legally binding contract and acknowledges and agrees that they had had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

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IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.